EXCLUSIVE PATENT AND TECHNOLOGY LICENSE AGREEMENT BETWEEN THE UNIVERSITY OF TEXAS SYSTEM

AND

DOR VACCINES, INC.

This Patent and Technology License Agreement (the AGREEMENT) is made between the Board of Regents (BOARD) of the University of Texas System (SYSTEM), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of The University of Texas Southwestern Medical Center at Dallas (UT SOUTHWESTERN), a component institution of SYSTEM, and DOR Vaccines, Inc. (LICENSEE) , an Delaware corporation, with its principal place of business at 28101 Ballard Drive, Lake Forest, Illinois 60045.

RECITALS

A. BOARD owns certain PATENT RIGHTS (as defined below) and TECHNOLOGY RIGHTS (as defined below) related to LICENSED SUBJECT MATTER (as defined below), which were developed at UT SOUTHWESTERN.

B. BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of LICENSEE, INVENTORS (as defined below), BOARD, and the public as outlined in BOARD'S Intellectual Property Policy.

C. LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

D. LICENSEE is a wholly owned subsidiary of DOR BioPharma, Inc.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. EFFECTIVE DATE

This AGREEMENT is effective as of June 30, 2003 (EFFECTIVE DATE).

2. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1    AFFILIATE means any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

2.2 BLA means a Biological License Application filed with the PDA (as defined below) or the equivalent application with regulatory authorities in other countries.

2.3 FDA means United States Food and Drug Administration.

2.4 FIELD means all formulations of ricin vaccines, specifically excluding oral, nasal, and inhalation formulations.

2.5 INVENTORS mean Roxana G. Baluna, Victor F. Ghetie, Joan E. Smallshaw, and Ellen S. Vitetta.

2.6 LICENSED PRODUCT means any product or service which is covered by or is produced using LICENSED SUBJECT MATTER pursuant to this AGREEMENT,

2.7 LICENSED SUBJECT MATTER means inventions, discoveries and processes covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within FIELD.

2.8 NDA means New Drug Application filed with the FDA or the equivalent application filed with regulatory authorities in other countries.

2.9 NET SALES means the gross revenues received by LICENSEE, AFFILIATE and/or any sublicensee pursuant to Paragraph 4.3 from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.10 PATENT RIGHTS mean BOARD'S rights in information or discoveries covered by U.S. Patent No. 6,566,500 (UT SOUTHWESTERN file reference number UTSD:0603 US) and the letters patents that issue from U.S. Patent Application No. 09/668,419 (UT SOUTHWESTERN file reference number UTSD:0723 US), U.S. Patent Application No. 09/698,551 (UT SOUTHWESTERN file reference number UTSD:0723 US CIP1), and U.S. Patent Application No. 10/282,935 (UT SOUTHWESTERN file reference number UTSD:0884 US) and all subsequent divisionals, continuations, reissues, reexeaminations or extensions that claim priority therefrom, and any corresponding foreign patents and patent applications.

2.1 1 REGULATORY APPROVAL means FDA approval of an NDA or BLA to market a new drug in the United States or an equivalent approval milestone in any national jurisdiction.

2.12 SALE, SELL or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE.

2.13 TECHNOLOGY RIGHTS mean BOARD'S rights in any technical information, know- how, processes, procedures, compositions, methods, formulae, protocols, techniques or data developed by INVENTORS at UT SOUTHWESTERN prior to the EFFECTIVE DATE relating to ricin vaccine formulation(s) which are not covered by PATENT RIGHTS, but which are necessary for practicing the invention covered by PATENT RIGHTS.

3. WARRANTY: SUPERIOR-RIGHTS

3. 1 Except for the rights, if any, of the government of the United States of America (GOVERNMENT), as set forth below, BOARD represents and warrants (1) that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, (2) that it has the sole right to grant licenses thereunder, and (3) its belief that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to LICENSEE except as stated herein.

3.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the GOVERNMENT and, if so, that the GOVERNMENT may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the GOVERNMENT'S rights under any agreement and any applicable law or regulation. If there is a conflict between any agreement, applicable law or regulation and this AGREEMENT, the terms of the GOVERNMENT agreement, applicable law or regulation shall prevail. LICENSEE agrees that LICENSED PRODUCTS used or SOLD in the United States will be manufactured substantially in the United States, unless a written waiver is obtained in advance from the GOVERNMENT.

3.3 LICENSEE understands and acknowledges that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD, by this AGREEMENT, also makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD which may be dominant or subordinate to PATENT RIGHTS, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

3.4 LICENSEE, by execution hereof, acknowledges, covenants and agrees that it has not been induced in any way by BOARD, SYSTEM, UT SOUTHWESTERN or its employees to enter into this AGREEMENT, and further warrants and represents that (1) it has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT and all other matters pertaining to this AGREEMENT; and (2) LICENSEE has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

4. LICENSE

4.1 BOARD hereby grants to LICENSEE a worldwide, royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use and/or SELL LICENSED PRODUCTS for use within FIELD. This grant is subject to the payment by LICENSEE to BOARD of all consideration as provided herein, and is further subject to rights retained by BOARD to:

a.
    publish the general scientific findings from research related to
LICENSED
SUBJECT MATTER subject to the terms of Article 13, Confidential Information;

b. use LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes; and

c. transfer LICENSED SUBJECT MATTER to academic or research institutions for non- commercial research use.

4.2 LICENSEE may extend the license granted herein to any AFFILIATE if the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE must deliver to BOARD a true and accurate copy of such written agreement, and any modification or termination thereof, within 30 days after execution, modification or termination.

4.3 LICENSEE may grant sublicenses consistent with this AGREEMENT if LICENSEE is responsible for the operations of its sublicensees relevant to this AGREEMENT as if the operations were carried out by LICENSEE, including the payment of royalties whether or not paid to LICENSEE by a sublicensee. LICENSEE must deliver to BOARD a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within 30 days after execution, modification, or termination. When this AGREEMENT is terminated, BOARD and UT SOUTHWESTERN agree to accept as successors to LICENSEE existing sublicensees in good standing at the date of termination, provided that the sublicensees consent in writing to be bound by all the terms and conditions of this AGREEMENT.

5. PAYMENTS AND REPORTS

5.1 In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE will pay BOARD the following:

a. equity as described in Article 6; and

b. a non-refundable up-front license fee in the amount of $200,000, due and payable according to the schedule below:
Due Date	Amount

12 months from the EFFECTIVE DATE	$100,000

18 months from the EFFECTIVE DATE	$100,000

c.
    a minimum yearly royalty of $50,000 due and payable on January 1 of each year beginning January 1, 2005 and creditable against royalties due under 5.Id for that year;
and

d.
    a running royalty equal to 7.0% of NET SALES, provided however, for any periods where LICENSEE is required to pay a royalty to a third party for the right to carry out such a SALE, said running royalty shall be reduced in an amount equal to ½ of any such royalty actually paid, to a rate of no less than 5.5% of NET SALES of any such LICENSED PRODUCT; and

e. milestone fees according to the table below, due and payable within 30 days of each milestone event:
Milestone Event	Milestone Fee

Initiation of manufacture of first LICENSED PRODUCTS to be for SALE	$100,000

Filing NDA or BLA	$250,000

REGULATORY APPROVAL	$500,000

f.
    a sublicense fee of 20% of all consideration, other than royalties on NET SALES and research and development money, received by LICENSEE from either (1) any sublicensee pursuant to Paragraph 4.3 above, or (2) any assignee pursuant to Article 9 below, including but not limited to, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities within 30 days of LICENSEE'S receipt of any such consideration. The value of any equity securities will be calculated as the average market value of the class of stock involved for 5 consecutive days preceding the transfer to LICENSEE; and

g. expenses paid by UT SOUTHWESTERN after the EFFECTIVE DATE for filing, prosecuting, enforcing, and maintaining PATENT RIGHTS for so long as, and in such countries, as this AGREEMENT remains in effect. UT SOUTHWESTERN will invoice LICENSEE on a periodic basis for expenses paid by UT SOUTHWESTERN after the EFFECTIVE DATE. The invoiced amounts will be due and payable by LICENSEE within 30 days.

5.2 In the event of late payments to BOARD due under Article 5, a penalty of 10% of the amount due will be assessed and due additionally from LICENSEE for each such late payment.

5.3 During the term of this AGREEMENT and for 1 year thereafter, LICENSEE agrees to keep complete and accurate records of its and its sublicensees' SALES and NET SALES under the license granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined. LICENSEE agrees to permit BOARD or its representatives, at BOARD'S expense and with 14 days written notice, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. If the amounts due to BOARD are determined to have been underpaid, LICENSEE will pay the cost of the examination and all overdue amounts with accrued interest at the highest allowable rate.

5.4 Within 30 days after March 31, June 30, September 30, and December 31 of each year of the valid term of this* AGREEMENT, beginning immediately after the EFFECTIVE DATE, LICENSEE must deliver to BOARD a true and accurate written report, even if no payments are due BOARD, giving the particulars of the business conducted by LICENSEE and its sublicensee(s), if any exist, during the preceding 3 calendar months under this AGREEMENT as are pertinent to calculating payments hereunder. Such reports will be on a per-country and per-product basis and presented substantially in the form as shown in Exhibit 1. Simultaneously with the delivery of each report, LICENSEE must pay to BOARD the amount due, if any, for the period of each report.

5.5 On or before each anniversary of the EFFECTIVE DATE, irrespective of having a first SALE or offer for SALE, LICENSEE must deliver to BOARD a written progress report as to LICENSEE'S (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER and LICENSEE'S (and sublicensee's) commercialization plans for the upcoming year.

5.6 All amounts payable here by LICENSEE must be paid in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Royalties accruing on SALES in countries other than the United States must be paid in United States dollars in amounts based on the rate of exchange as quoted in the Wall Street Journal (WSJ) as of the last business day of the reporting period. If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign exchange market.

5.7 All payments must be payable to UT SOUTHWESTERN and sent to the address listed in Paragraph 15.2.

6. EQUITY OWNERSHIP

6.1 LICENSEE will issue to BOARD a number of shares of unregistered common stock of DOR BioPharma, Inc., par value $.001 per share, which will have a market value equal to $200,000 based on its average closing price of the previous 15 trading days immediately preceding the EFFECTIVE DATE (SHARES).

6.2 LICENSEE will register all of the SHARES issued to BOARD in a registration statement on Forms S-l, S-2 or S-3 (or any successors thereto) with the United States Securities and Exchange Commission (SEC) within 180 days of the EFFECTIVE DATE. If the average closing price for DOR BioPharma, Inc.'s common stock from the 15 trading days previous to the day on which the registration statement is filed is less than the price at which SHARES were issued, LICENSEE will issue additional shares of DOR BioPharma, Inc.'s common stock to BOARD (ADDITIONAL SHARES). The collective market value of the SHARES and ADDITIONAL SHARES will be equal to $200,000 based on such closing price.

6.3 LICENSEE will issue SHARES within 30 days of the EFFECTIVE DATE and ADDITIONAL SHARES, if any, within five days following the applicable trading day. SHARES and ADDITIONAL SHARES, if any, will be issued in the names and proportions as described in Exhibit 2.

6.4 LICENSEE represents and warrants that the SHARES and ADDITIONAL SHARES (if any) have been duly and validly authorized and reserved for issuance and, when issued to BOARD in accordance with this AGREEMENT, will be validly issued, fully paid and non assessable, free and clear of all encumbrances affecting title, and will conform to the description of the common stock of DOR BioPharma, Inc. contained in the required reports, schedules, forms, statements and other documents filed with the SEC. None of the transactions contemplated by this AGREEMENT will violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, or blue sky laws.

6.5 LICENSEE further represents and warrants that LICENSEE has the authorized capitalization set forth in the required reports, schedules, forms, statements and other documents filed with the SEC, and all issued shares of capital stock of LICENSEE have been duly and validly authorized and issued, and are fully paid and non-assessable. No vote or consent, including, without limitation, the vote or consent of LICENSEE'S stockholders and lenders, is required to approve this AGREEMENT or for LICENSEE to consummate the transactions and perform its obligations contemplated hereby.

7. TERM AND TERMINATION

7.1 The term of this AGREEMENT is from the EFFECTIVE DATE to the later of (a) the full end of the term or terms for which PATENT RIGHTS have not expired or (b) 20 years if LICENSED PRODUCTS are covered solely by TECHNOLOGY RIGHTS.

7.2 Any time after 1 year from the EFFECTIVE DATE, BOARD and UT SOUTHWESTERN have the right to terminate this license in any national political jurisdiction if LICENSEE, within 90 days after receiving written notice from UT SOUTHWESTERN of the intended termination, fails to provide written evidence satisfactory to UT SOUTHWESTERN that LICENSEE or its sublicensee(s) has:

a. SALES in such jurisdiction; or

b. an effective, ongoing and active research, development, manufacturing, marketing or sales program as appropriate, directed toward obtaining regulatory approval, and/or production and/or SALES in any jurisdiction in accordance with LICENSEE'S business, legal, medical and scientific judgment and LICENSEE'S normal practices and procedures for products having similar technical and commercial potential.

7.3 This AGREEMENT will earlier terminate:

a.  automatically if LICENSEE becomes bankrupt and/or if the business of LICENSEE is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

b.  upon 7 days written notice from BOARD if LICENSEE becomes insolvent unless, before the end of the 7 day period, LICENSEE provides BOARD with evidence of its solvency; or
c.  upon 30 days written notice from BOARD if LICENSEE breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5 hereunder, unless, before the end of the 30 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or
d. upon 90 days written notice if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the 90 day period, LICENSEE has cured the breach or default and so notifies BOARD, stating the manner of the cure; or

e.  at any time by mutual written agreement between LICENSEE, UT SOUTHWESTERN and BOARD, upon 30 days written notice to all parties and subject to any terms herein which survive termination; or
f  under the provisions of Paragraph 7.2 if invoked.

7.4 If this AGREEMENT is terminated for any cause:
a.  nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;
b.  after the effective date of the termination, LICENSEE will provide BOARD with a written inventory of all LICENSED PRODUCTS in process of manufacture, in use or in stock. LICENSEE may SELL any such LICENSED PRODUCTS within the 90 day period following such termination if it pays earned royalties thereon, and any other amount due pursuant to the terms of Article 5; and
c. LICENSEE will be bound by the provisions of Articles 11 (Indemnification), 12 (Use Of Name), and 13 (Confidential Information) of this AGREEMENT.

8. INFRINGEMENT BY THIRD PARTIES

8.1 LICENSEE, at its expense, must enforce PATENT RIGHTS against infringement in the FIELD by third parties and is entitled to retain recovery from such enforcement. Any recovery for damages and/or a reasonable royalty in lieu thereof will be considered NET SALES and subject to royalty payment pursuant to Paragraph 5. Id. If LICENSEE does not file suit against a substantial infringer of PATENT RIGHTS within 6 months of knowledge thereof, then BOARD may enforce PATENT RIGHTS on behalf of itself and LICENSEE, BOARD retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non exclusive.

8.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

9. ASSIGNMENT

Except in connection with the sale of substantially all of LICENSEE'S assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD, which will not be unreasonably withheld. The LICENSEE may assign this AGREEMENT and the rights hereunder to an AFFILIATE of the LICENSEE.

10. PATENT MARKING

LICENSEE must permanently and legibly mark all products, packaging and documentation manufactured or SOLD by it under this AGREEMENT with a patent notice as may be permitted or required under Title 35, United States Code.

11. INDEMNIFICATION

LICENSEE agrees to hold harmless and indemnify BOARD, INVENTORS, SYSTEM, UT SOUTHWESTERN, its Regents, officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE, its AFFILIATES or their officers, employees, agents or representatives.

12. USE OF NAME

LICENSEE may not use the name of UT SOUTHWESTERN, SYSTEM, INVENTORS or BOARD without express written consent from UT SOUTHWESTERN and/or SYSTEM except as required by governmental law, rule or regulation. Consent should be requested in writing at least 5 business days in advance and sent to:

Roy Bode

Vice President for Public Affairs

UT Southwestern Medical Center at Dallas

5323 Harry Hines Blvd.

Dallas, Texas 75390-8588

Email: Roy.Bode@UTSouthwestem.edu

Phone: 214-648-7500

Fax: 214-648-7503

13. CONFIDENTIAL INFORMATION

13.1 BOARD and LICENSEE each agree that all information forwarded to one by the other for the purposes of this AGREEMENT (1) are to be received in strict confidence, (2) are to be used only for the purposes of this AGREEMENT, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a. was in the public domain at the time of disclosure;

b. later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d. was already known by the recipient party at the time of disclosure;

e. was independently developed by the recipient; or

f. is required by law or regulation to be disclosed, provided however,  that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.
13.2 Information shall not be deemed to be available to the public or to be in the recipient's possession merely because it:

a,  includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or
b. can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.
13.3 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of 3 years thereafter.

14. PATENTS AND INVENTIONS

If, after consultation with LICENSEE, both parties agree that a patent application should be filed for LICENSED SUBJECT MATTER, BOARD will prepare and file the appropriate patent application, and LICENSEE will pay the cost of searching, preparing, filing, prosecuting and maintaining same and this application will be considered PATENT RIGHTS. If LICENSEE notifies BOARD that it does not intend to pay such costs, or if LICENSEE does not respond or make an effort to agree with BOARD on the disposition of rights in the subject invention, then BOARD may file an application at its own expense and LICENSEE will have no rights to such invention. BOARD shall retain the sole right to select the attorney responsible for filing, prosecution and maintenance of any patents based on technology invented at UT SOUTHWESTERN. BOARD will provide LICENSEE a copy of any patent application for which LICENSEE has paid the cost of filing, as well as copies of any documents received or filed with the respective patent office during the prosecution thereof.

15. GENERAL

15.1 This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

15.2 Any payments required by this AGREEMENT must be payable to UT SOUTHWESTERN and sent to:

UT Southwestern Medical Center at Dallas

Office for Technology Development

5323 Harry Hines Boulevard

Dallas, Texas 75390-9094

ATTENTION: Director for Technology Transfer

15.3 Any notice required by this AGREEMENT must be given by email or facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD and UT SOUTHWESTERN to:

UT Southwestern Medical Center at Dallas

Office for Technology Development

5323 Harry Hines Boulevard

Dallas, Texas 75390-9094

ATTENTION: Director for Technology Transfer

Email: TechnologyDeveloprnent@UTSouthwestern.edu

Phone: (214)648-1888

Fax: (214)648-1889

with copies to:

Board of Regents

The University of Texas System

201 West 7 th Street

Austin, Texas 78701

ATTENTION: Office of General Counsel

Email: gharper@utsystem.edu or bmaxwell@utsystem.edu

Phone: (512)499-4462

Fax: (512)499-4523

or in the case of LICENSEE to:

DOR Vaccines, Inc.

Attn: William Milling, Controller

28101 Ballard Drive

Lake Forest, IL 60045

Email: wmilling@dorbiopharma.com

Phone: 847-573-8990

Fax: 847-573-9285

or other addresses as may be given from time to time under the terms of this notice provision.

15.4 LICENSEE must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

15.5 This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas. The Texas state courts of Dallas County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE hereby consents to the jurisdiction of such courts.

15.6 Failure of BOARD to enforce a right under this AGREEMENT will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

15.7 Headings are included herein for convenience only and shall not be used to construe this AGREEMENT.

15.8 If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

15.9 Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this AGREEMENT for failure or delay in fulfilling or performing any term of this AGREEMENT when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

The remainder of this page remains intentionally blank.

IN WITNESS

WHEREOF,
parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM

By _/s/John A. Roan ______________________

John A. Roan

Exe cutive Vice President for Business Affairs

UT Southwestern Medical Center at Dallas

Date_______________

DOR VACCINES, INC.

By _/s/Ralph Ellison ____________________

Ralph Ellison

CEO and President

Date_ 3 July 2003 ______________

Approved as to Content:

By _/s/Dennis K. Stone, M.D._______________

Dennis K. Stone, M.D.

Vice President for Technology Development

UT Southwestern Medical Center at Dallas

Date __4 June 2003______